July 30, 1996

          Mr. David Haedicke
          7600 Hackamore Drive
          Potomac, Maryland  20854

          Dear David:

          On behalf of Comtex Scientific Corporation (the "Company"), I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of the Company working for Charlie Terry and me. We would like you to begin on August 1, 1996.

          The annual salary accompanying this position is $50,000 per annum paid bi-weekly. The term of your employment is for one year, subject to renewal annually, at the Company's discretion, for two additional one-year terms; provided, however, the Company shall have the right to terminate your employment with no further obligation on the part of the Company if you are convicted of a felony or a crime of moral turpitude or if you are guilty of gross negligence or wilful misconduct. In the event that the Company terminates your employment or decides not to renew your employment agreement for any reason other than those specified above, you shall receive four months' severance pay, paid out over four months in full and complete satisfaction of any claim you may have by virtue of such termination of or election not to renew your agreement with the Company.

          In the event your employment agreement is renewed, you shall be entitled to an increase in annual salary which is commensurate with the annual increase awarded to other executive officers of the Company as determined by the Board of Directors.

          During the term of your employment, you shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees generally. You shall be entitled to four weeks of paid vacation per year.

          As part of the Company's Stock Option Plan, you will be provided with options to purchase 180,000 shares of Comtex stock, pending approval of the Board of Directors, in accordance with the Plan. These options vest over three years and the option price is
          determined as set forth in the Plan.    In addition, you shall
          receive a car allowance in the amount of $140 per month. Furthermore, the Company will reimburse you for all reasonable expenses incurred in the performance of your duties in accordance with the Company's standard policy.





          Mr. David Haedicke
          July 30, 1996
          Page 2





          Charlie Terry and I look forward to the opportunity to work with you here at Comtex. We believe you will find the position challenging and worthy of your talents.


          Very truly yours,



          /S/ C.W. Gilluly
          C.W. Gilluly, Ed.D.           Accepted: /S/ David Haedicke
          ____________________________            ______________________
          Chairman and                            David Haedicke
            Chief Executive Officer